Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805) 525-1245
CALAVO GROWERS, INC. ANNOUNCES RECORD
FOURTH QUARTER AND FISCAL 2008 OPERATING RESULTS

Fourth Quarter Highlights Include:
•	Net Income Rockets 235 Percent to $4.0 Million From $1.2 Million in Best Single Quarter in Company History

•	Revenues Advance 10 Percent to $93.6 Million from $85.3 Million

•	Gross Margin Expands to $12.2 Million, a 72 Percent Increase

•	14th Consecutive Quarter of Processed Segment Sales Growth
Fiscal 2008 Highlights Include:
•	Record Net Income of $7.7 Million, Up Five Percent From $7.3 Million

•	Revenues Increase 19 Percent to $361.5 Million, a New All-Time High

•	Sales Growth Paced By Sharply Higher Fresh and Processed Sales

•	Strong Diversified Fresh Produce Sales Validate Business Strategy

SANTA PAULA, Calif. (January 7, 2009)—Calavo Growers, Inc. (Nasdaq-GM: CVGW) today reported record fourth quarter fiscal 2008 operating results, with net income soaring 235 percent to the highest single-quarter-period total in the company’s history on a 10 percent expansion in revenues. The company, a global leader in avocado marketing and an expanding provider of other fresh perishable produce items, disclosed that full-year operating results also reached new historic highs.
     For the three months ended October 31, 2008, net income increased to $4.0 million, equal to $0.28 per diluted share, from $1.2 million, or $0.08 per diluted share, in the corresponding period last year. Final-period 2008 revenues totaled $93.6 million, which compares with $85.3 million in net sales in last year’s fourth quarter. Gross profit in this year’s fourth quarter increased to a
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Calavo Growers Posts Record Fourth Quarter, Fiscal 2008 Results/2-2-2
record $12.2 million, advancing 72 percent from $7.1 million in the like fiscal 2007 period.
     Full-year net income climbed five percent to a record $7.7 million, equal to $0.53 per diluted share, from $7.3 million, or $0.51 per diluted share, posted in fiscal 2007. Fiscal 2008 revenues registered $361.5 million, climbing 19 percent from $303.0 million in the previous year, which was formerly the all-time sales record, as well. Gross margin reached $33.2 million in the most recent year from $31.8 million in fiscal 2007.
     Fourth-quarter Fresh Product revenues rose nine percent to $80.8 million from $73.8 million in the fiscal 2007 final quarter. Segment gross margin climbed to $8.0 million in the most recent period, an increase of 59 percent from $5.0 million in the fourth quarter one year earlier. Gross margin as a percentage of Fresh Product sales vaulted more than 300 basis points to 9.9 percent from 6.8 percent in the final period of fiscal 2007.
     On the strength of expanding sales of its ultra-high pressure guacamole through the retail channel, Processed Product segment revenues jumped 11 percent to $12.8 million in the final period, up from $11.5 million in last year’s fourth quarter. The most-recent period marked the company’s 14th consecutive quarter-over-quarter increase in Processed segment sales. Gross margin soared more than two-fold, advancing to $4.2 million in the most recent quarter from $2.1 million one-year earlier. Gross margin as a percentage of segment revenues totaled 32.6 percent in the most recent quarter (versus 17.8 percent in last year’s fourth period).
     Chairman, President and CEO Lee E. Cole stated: “Calavo Growers delivered a simply outstanding performance on virtually every front in both the fourth quarter and in fiscal 2008 as a whole. We are gratified by the benefits we realized as a result of continued, disciplined focus on our business plan, especially during these globally challenging financial times.
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Calavo Growers Posts Record Fourth Quarter, Fiscal 2008 Results/3-3-3
     “We patiently invested in and built a formidable processed operation with appealing products that continues to notch impressive sales gains to the retail and foodservice channels. This operation has now come fully into its own and we are realizing the efficiencies and economies of scale that come with considerably higher volume,” the Calavo CEO said.
     Cole emphasized that the company’s diversification strategy of folding additional commodity produce items into Calavo’s existing sales and marketing infrastructure also accelerated sales in fiscal 2008. “Tomatoes, principally, but also pineapples, papayas, mushrooms and other tropical produce items are proving to be solid revenue drivers,” he said.
     Selling, general and administrative (SG&A) expense increased about $600,000, or approximately 10 percent, to $6.2 million in the fiscal 2008 fourth quarter. The most significant portion of that increase is attributable to commissions associated with processed-guacamole sales to national retail accounts. SG&A as a percentage of total revenues in the fiscal 2008 fourth quarter was approximately 6.6%, essentially unchanged from the corresponding period the prior year.
     SG&A for the year rose just $1.2 million, equal to 5.8%, to $20.9 million, while supporting nearly $59 million in additional fiscal 2008 revenue. As a percentage of revenues, SG&A in fiscal 2008 declined approximately 70 basis points to 5.8 percent from 6.5 percent in the prior year, as further indication of efficiency gains across company operations. “We are keeping a keen eye trained on wringing costs from every segment of the company,” said Cole, “and that discipline is clearly evident on the SG&A line.”
     With respect to the company’s financial condition, Cole described the Calavo balance sheet as “strong, flexible and possessing ample capacity for leverage,” if appropriate acquisition and growth opportunities afford themselves. “We routinely evaluate prospects that are brought to the company’s attention and
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Calavo Growers Posts Record Fourth Quarter, Fiscal 2008 Results/4-4-4
we are extremely well positioned to move from the standpoint of our financial condition if an attractive opportunity arises,” Cole said.
Looking Ahead: The Fiscal 2009 Outlook
     With respect to the future, Cole said, “The company begins 2009 from a highly enviable position. We believe that Calavo has not yet fully realized all the gross margin benefits resulting from globalized sourcing and strong management of operating costs, and expect these factors—both fundamental components of the company’s competitive advantage—to favorably impact Fresh and Processed operations moving forward.”
     Cole continued, “The most compelling validation of Calavo’s business strategy, however, is evidenced in our record results in the face of the struggling U.S. and global economies. Our management team has been extremely disciplined in executing a business plan that adds incremental revenue and profit without requiring commensurate expansion of overhead and capital expenditures. We think that approach portends favorably for the company and are staying the course.
     “I am as confident and optimistic about the company’s prospects as I’ve been at any time during my leadership. We are looking forward to another highly successful year in fiscal 2009,” Cole concluded.
About Calavo Growers, Inc.
     Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
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Calavo Growers Posts Record Fourth Quarter, Fiscal 2008 Results/5-5-5
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2007. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	October 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$1,509	$967
Accounts receivable, net of allowances of $2,213 (2008) and $2,271 (2007)	27,717	25,992
Inventories, net	14,889	8,359
Prepaid expenses and other current assets	5,155	4,911
Advances to suppliers	2,927	2,292
Income taxes receivable	992	1,539
Deferred income taxes	1,826	2,525

Total current assets	55,015	46,585
Property, plant, and equipment, net	37,709	20,888
Investment in Limoneira	29,904	48,962
Investment in Maui Fresh, LLC	682	403
Goodwill	3,591	3,591
Other assets	7,785	7,589

	$134,686	$128,018

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$2,392	$2,414
Trade accounts payable	4,567	2,643
Accrued expenses	16,104	12,227
Short-term borrowings	10,130	6,630
Dividend payable	5,047	5,030
Current portion of long-term obligations	1,362	1,307

Total current liabilities	39,602	30,251
Long-term liabilities:
Long-term obligations, less current portion	25,351	13,106
Deferred income taxes	4,216	10,658

Total long-term liabilities	29,567	23,764
Total shareholders’ equity	65,517	74,003

	$134,686	$128,018

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(All amounts in thousands, except per share amounts)

	Three months ended		Year Ended
	October 31,		October 31,
	2008	2007	2008	2007
Net sales	$93,553	$85,284	$361,474	$302,984
Cost of sales	81,387	78,214	328,293	271,212

Gross margin	12,166	7,070	33,181	31,772
Selling, general and administrative	6,162	5,597	20,914	19,759

Operating income	6,004	1,473	12,267	12,013
Interest expense	(425)	(350)	(1,485)	(1,346)
Other income, net	603	478	1,510	934

Income before provision for income taxes	6,182	1,601	12,292	11,601
Provision for income taxes	2,190	411	4,567	4,271

Net income	$3,992	$1,190	$7,725	$7,330

Net income per share:
Basic	$0.28	$0.08	$0.54	$0.51

Diluted	$0.28	$0.08	$0.53	$0.51

Number of shares used in per share computation:
Basic	14,408	14,329	14,398	14,304

Diluted	14,443	14,530	14,481	14,435

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT
(in thousands, except per share amounts)

	Fresh	Processed
	products	products	Total
	(All amounts are presented in thousands)
Quarter ended October 31, 2008
Net sales	$80,756	$12,797	$93,553
Cost of sales	72,766	8,621	81,387

Gross margin	$7,990	$4,176	$12,166

Quarter ended October 31, 2007
Net sales	$73,778	$11,506	$85,284
Cost of sales	68,760	9,454	78,214

Gross margin	$5,018	$2,052	$7,070

For quarters ended October 31, 2008 and 2007, inter-segment sales and cost of sales of $6.0 million and $5.6 million were eliminated.

	Fresh	Processed
	products	products	Total
	(All amounts are presented in thousands)
Year ended October 31, 2008
Net sales	$315,667	$45,807	$361,474
Cost of sales	293,444	34,849	328,293

Gross margin	$22,223	$10,958	$33,181

Year ended October 31, 2007
Net sales	$261,325	$41,659	$302,984
Cost of sales	239,864	31,348	271,212

Gross margin	$21,461	$10,311	$31,772

For fiscal years 2008 and 2007, inter-segment sales and cost of sales of $23.5 million and $21.1 million were eliminated.